Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-117757, 333-117754, 333-48084, 333-83995) and in the Registration Statement on Form S-3 (No. 333-132504) and in the related Prospectus of our reports dated February 23, 2009, with respect to the consolidated financial statements and schedule of tw telecom inc., and internal control over financial reporting of tw telecom inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Denver, Colorado

February 23, 2009